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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

        Neuro Diagnostics. Inc.
        Bio-logic International Corp.
        Bio-logic Systems Corp., Ltd.
        Bio-logic `83 Research Corp (dissolved as of February 28, 2002) Bio-logic FSC International Corp (dissolved as of February 28, 2002)